Exhibit 16.1

October 28, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Robot Consulting Co., Ltd. under Item 4.01 of its Form 6-K, dated October 28, 2025.  We agree with the statements concerning our Firm in such Form 6-K.  We are not in a position to agree or disagree with other statements of Robot Consulting Co., Ltd. contained therein.

Very truly yours,

Grassi & Co., CPAs, P.C.